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                                 Exhibit No. 5


       Opinion of Satterlee Stephens Burke & Burke LLP as to Legality of
                        the Securities being Registered
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                     SATTERLEE STEPHENS BURKE & BURKE LLP
                                230 Park Avenue
                           New York, N.Y. 10169-0079
                                (212) 818-9200





                               February 7, 2001


Medarex, Inc.
707 State Road
Suite 206
Princeton, New Jersey 08540

Dear Sirs:

          You have asked for our opinion in connection with a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission for registration pursuant to the Securities Act of 1933, as amended of 500,000 shares of common stock, par value $.01 per share, of Medarex, Inc. (the "Company") reserved for issuance pursuant to the Company's 2001 Non-Director/Officer Employee Stock Option Plan (the "Plan").

          As counsel for the Company, we are familiar with the Plan, as amended to date, and with the corporate proceedings relating thereto and to the Registration Statement herein above referred to. Based on the foregoing, it is our opinion that the shares reserved under the Plan, upon issuance on exercise in accordance with the provisions of the stock option agreements evidencing options granted thereunder, will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof under the laws of the State of New Jersey.

          We understand that a copy of this opinion will be filed as an exhibit to the Registration Statement and we hereby consent to such filing.




                                        /s/ SATTERLEE STEPHENS BURKE & BURKE LLP